FOR IMMEDIATE RELEASE
                                                  Contact: Mr. Edward J. Geletka
                                                               President and CEO
                                                                  (856) 205-0058


                            COLONIAL BANKSHARES, INC.
                       ANNOUNCES STOCK REPURCHASE PROGRAM

     Vineland,  New Jersey, March 24, 2008 - Colonial Bankshares,  Inc. (NASDAQ:
COBK) (the "Company") the mid-tier stock holding company for Colonial Bank, FSB (the "Bank") announced today that on Thursday, March 20, 2008, the Board of Directors authorized the repurchase of up to 100,454 shares, or 5% of the outstanding common stock held by persons other than Colonial Bankshares, MHC. Repurchases are authorized to be made by the Company from time to time in open-market or privately-negotiated transactions during the next twelve months as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be available for general corporate purposes.

     Colonial Bankshares, Inc. is the mid-tier stock holding company for Colonial Bank, FSB. Colonial Bank, FSB is a federally chartered savings bank which was originally chartered in 1913. Colonial Bank conducts business from its headquarters and main office in Vineland, New Jersey as well as six offices located in Cumberland and Gloucester Counties in Southern New Jersey and its operating subsidiary, CB Delaware Investments, Inc.

     Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.